Exhibit 99.1

PRESS RELEASE

02/02/12

Carlisle Companies Reports $0.63 Earnings Per Share from Continuing Operations for the Fourth Quarter, an 80% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, February 2, 2012 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $789.6 million for the quarter ended December 31, 2011, a 26% increase from $626.9 million in the fourth quarter of 2010.  Organic sales increased by 13% with Carlisle Construction Materials, Carlisle Interconnect Technologies and Carlisle Brake & Friction achieving double digit growth.  The acquisitions of Hawk on December 1, 2010, PDT on August 1, 2011, and Tri-Star Electronics on December 2, 2011, contributed a total of $80.6 million, or 13%, to the sales growth in the fourth quarter.

Income from continuing operations increased 80% to $39.5 million, or $0.63 per diluted share, in the fourth quarter 2011, compared with $21.9 million, or $0.35 per diluted share, in the fourth quarter 2010.  After-tax costs incurred in the fourth quarter of 2011 related to acquisitions were $2.6 million, or $0.04 per diluted share, versus after-tax costs incurred in the fourth quarter of 2010 related to the Hawk acquisition of $9.9 million, or $0.16 per diluted share.  Income in the fourth quarter of 2011 was positively impacted by higher sales volume, contribution from the Hawk acquisition and savings from the Carlisle Operating System.  Partially offsetting these positive impacts were higher raw material costs at Carlisle Transportation Products and severance charges at Carlisle FoodService Products.

For the full year 2011, Carlisle reported record net sales from continuing operations of $3.22 billion, a 28% increase from net sales of $2.53 billion for the prior year.  Organic sales growth of 14% was led by strong performance at Carlisle Construction Materials, Carlisle Brake & Friction and Carlisle Interconnect Technologies.  Sales from acquisitions contributed $339.9 million, or 13% to net sales.

Income from continuing operations for the year ended December 31, 2011 was $181.9 million, or $2.88 per diluted share, a 39% increase from income of $130.6 million, or $2.10 per diluted share, for the year ended December 31, 2010.  Income for the full year 2011 was positively impacted by higher sales volume, contribution from the Hawk acquisition and savings from the Carlisle Operating System.  After-tax costs in 2011 related to PDT, Tri-Star and other acquisition pursuits totaled $4.3 million, or $0.07 per diluted share, versus costs in 2010 of $9.9 million, or $0.16 per diluted share, related to the Hawk acquisition.  Partially offsetting these positive results was the impact of higher raw material costs and additional costs at Carlisle Transportation Products related to plant start-up activities and charges for organizational changes.

Comment

David A. Roberts, Chairman, President and CEO, said, “2011 was a year of solid accomplishment for Carlisle.  We achieved organic growth of 14% and total sales growth of 28% for the full year 2011. The integration of Hawk Corporation into Carlisle Brake & Friction during the year was a tremendous success.  The Hawk acquisition contributed $302.7 million in net sales and $59.9 million in EBIT (Earnings Before Interest and Taxes).  We also completed two other strategic acquisitions during 2011:  PDT in Germany, which gave us a solid EPDM manufacturing base in Europe, was added to our Carlisle Construction Materials segment; and Tri-Star Electronics in California, a strategically important electronic contact supplier, was added to our Carlisle Interconnect Technologies segment.  These acquisitions move us closer to achieving our strategic goals of $5 billion in sales, 15% operating margin, and 30% of sales outside the United States.”

Roberts continued, “Our Construction Materials segment (CCM) had outstanding performance in 2011.  Despite the continued depressed market for new non-residential construction, sales at CCM were an all-time high of $1.48 billion.  CCM achieved organic sales growth of 19% through its continued focus on the re-roofing market. CCM faced significantly higher raw material costs throughout the year and achieved parity between selling price increases and higher raw materials costs in the fourth quarter of 2011. Despite the higher raw material costs, CCM generated $177.9 million of EBIT for the year, a 12% increase from 2010.  The acquisition of PDT in Germany in August established an important foothold in the growing single-ply EPDM roofing market in Europe.  The integration of PDT into CCM is on track and we have been very pleased with PDT’s performance since its acquisition.”

Roberts continued, “As noted earlier, we were extremely pleased with the integration of Hawk into Carlisle Brake & Friction (CBF).  Organic sales growth was 30% and EBIT margin for CBF for the full year 2011 was 16.3% on $473.0 million in net sales. CBF established itself as a leader in dry and wet friction off-highway braking and experienced significant growth supplying construction, agricultural and mining products to OEMs serving emerging markets.

“Carlisle Interconnect Technologies (CIT) also had very strong performance in 2011, achieving 19% net sales growth, 16% of which was organic, and 36% EBIT growth.  CIT’s sales in the aerospace market grew by 26% for the full year.  On December 2, 2011, we completed the acquisition of Tri-Star Electronics for $284 million, net of cash acquired.  Tri-Star is a leading supplier of electronic interconnect contacts for commercial aerospace, defense and industrial customers and broadens our CIT product offering.

“Within our Carlisle Transportation Products (CTP) segment, we saw substantial improvement in production efficiencies at our new Jackson, Tennessee, tire manufacturing facility in the second half of the year.  We believe the start-up issues at the Jackson facility are behind us and that CTP is positioned for significant margin improvement in 2012.

“During 2011, performance at Carlisle FoodService Products was impacted all year by lower demand and higher raw material costs.  During the fourth quarter 2011, EBIT was a loss of $2.1 million for the quarter due to lower sales volume and $1.6 million in severance costs.  The business is taking a number of steps to address performance in light of a continued soft market.

“We funded the acquisition of Tri-Star using available borrowings under our $600 million revolving credit facility.  As of December 31, 2011, we had a debt-to-capital ratio of 34% and borrowing availability of $252 million under our credit facility.  On January 2, 2012, we sold the non-roofing portion of PDT for cash proceeds of $23 million.”

Roberts concluded by stating, “Building off our strong growth in 2011, for the full-year 2012 we are planning for sales growth of about ten percent, consisting of organic sales growth in the mid-single digits and contribution from the acquisitions of PDT and Tri-Star.  While uncertainty exists in the global economy, we expect EBIT margin to improve in 2012 reflecting organic sales growth, a fully integrated Hawk acquisition, higher margin from the Tri-Star acquisition, pricing parity at CCM and operational improvements at CTP.  The CCM and CIT strategic acquisitions we completed in 2011, the integration of Hawk into CBF and the productivity improvements we made in CTP leave us positioned to have a very good year in 2012.  We expect our capital expenditures to be in the $120 million to $150 million range to meet the organic growth needs of our key strategic businesses.”

Segment Results for Fourth Quarter 2011

Carlisle Construction Materials (CCM):  Fourth quarter 2011 net sales increased 23% to $378.5 million from $306.5 million in the fourth quarter of 2010, reflecting organic growth of 18% and acquisition growth of 5%.  Net sales contribution from the PDT acquisition was $16.0 million.  Organic sales growth at CCM was driven by continued demand for re-roofing applications and higher selling prices in response to increased raw material costs.  CCM’s EBIT increased 32% to $45.5 million in the fourth quarter 2011, from $34.4 million in the fourth quarter 2010.  EBIT margin increased to 12.0% in the fourth quarter 2011 from 11.2% for the same prior year period due to higher sales volume, savings from the Carlisle Operating System and other efficiency savings.  During the fourth quarter, CCM achieved parity between higher selling prices and increased raw material costs. EBIT in the fourth quarter 2011 included $2.1 million of expense related to fair valuation of acquired inventory for PDT.

Carlisle Transportation Products (CTP):  Fourth quarter 2011 net sales increased 5.3% to $154.1 million from $146.4 million during the fourth quarter of 2010, reflecting 11% increased selling prices partially offset by lower demand in the outdoor power equipment and power transmission belt markets.  EBIT loss of $3.8 million in the fourth quarter 2011 compared to EBIT of $0.3 million in the fourth quarter of 2010. The EBIT loss was due to lower sales volume and the cost of higher priced inventory sold during the quarter.  These negative impacts were partially offset by production improvements at the Jackson, Tennessee facility compared to the prior period.  The Jackson plant is now operating at target efficiency levels and the Company expects margin improvement in 2012.

Carlisle Brake & Friction (CBF): Fourth quarter 2011 net sales increased 126% to $116.2 million from $51.4 million versus the prior year.  Organic sales growth was 15% reflecting continued global demand.  The acquisition of Hawk contributed $56.8 million to net sales during the fourth quarter, reflecting two months of sales.  EBIT for CBF of $15.4 million compared to a loss of $10.7 million during the prior year period.  Hawk contributed EBIT of $11.4 million in the fourth quarter of 2011. EBIT at CBF in the fourth quarter 2011 was also positively impacted by higher organic sales volume, partially offset by $1.7 million in charges for additional warranty expense and other costs related to completion of integration efforts, including severance expense. Included in EBIT during the fourth quarter 2010 was $14.2 million in costs incurred in connection with the Hawk acquisition. While growth in global construction and mining markets continued during the fourth quarter of 2011, the rate of growth slowed versus prior quarters in 2011.

Carlisle Interconnect Technologies (CIT): Fourth quarter 2011 net sales increased 32% to $86.5 million from $65.5 million from the fourth quarter of 2010.  The acquisition of Tri-Star Electronics on December 2, 2011 contributed $7.8 million to net sales in the fourth quarter.  Organic sales growth of 20% at CIT was primarily due to a 35% increase in demand for its aerospace applications, partially offset by a 30% decrease in military sales.  EBIT increased by 17% from $8.9 million in the fourth quarter 2010 to $10.4 million in the fourth quarter 2011.  The EBIT increase reflected higher sales volume and savings from the Carlisle Operating System, partially offset by $2.1 million for acquisition costs and expense recognized in the period for fair valuation of acquired inventory related to the Tri-Star acquisition.

Carlisle FoodService Products (CFS): Fourth quarter 2011 net sales of $54.3 million were 5% lower than sales of $57.1 million during the fourth quarter 2010.  EBIT loss of $2.1 million during the fourth quarter of 2011 compared to EBIT of $5.3 million for the same period in 2010.  EBIT margin declined during the fourth quarter 2011 from 9.3% in the same prior year period to a loss of 3.9% due to lower sales volume, unfavorable mix changes and customer rebates.  The Company is undertaking a number of actions to address performance and, as part of this, incurred severance charges of $1.6 million during the fourth quarter 2011. The Company continues to experience increased raw material costs and has announced pricing increases for 2012.

Corporate Expense

The increase in corporate expense from $11.4 million in the fourth quarter of 2010 to $12.7 million in the fourth quarter of 2011 was primarily due to a $1.6 million increase in workers’ compensation liability as part of a self-insured program the Company maintains on behalf of the Carlisle operating companies.

Interest Expense

Interest expense of $5.7 million for the fourth quarter 2011 compared to $3.2 million in 2010. Interest expense during the fourth quarter 2011 was higher than the prior year reflecting higher debt levels.  Effective December 9, 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the Hawk acquisition.

Income Tax Expense

The Company’s full year effective income tax rates for 2010 and 2011 of 30.5% and 28.4%, respectively, are lower than the 35% statutory rate in part due to the deduction for U.S. production activities and earnings in foreign jurisdictions taxed at rates lower than the U.S. federal rate. The effective income tax rate of 16.0% for the fourth quarter of 2011 is lower than the expected statutory rate primarily due to the tax benefit of excess foreign tax credits generated as part of foreign restructuring recorded during 2011.

Discontinued Operations, Net of Tax

Loss from discontinued operations in the fourth quarter of 2011 of $0.9 million primarily reflects PDT’s non-roofing business, which was classified as held for sale during the third quarter 2011.  On January 2, 2012, the Company sold the profiles business for proceeds of $23 million at book value.

Income from discontinued operations in the fourth quarter of 2010 of $10.3 million primarily reflects gains on the sale of Trail King and the final dissolution of certain of its discontinued operations during the fourth quarter of 2010.

Net Income

Net income for the fourth quarter 2011 was $38.6 million, or $0.61 per diluted share, compared to net income of $32.2 million, or $0.51 per diluted share for the fourth quarter 2010.  2011 net income was positively impacted by the improvement in sales and earnings from continuing operations, partially offset by the impact of discontinued operations in the fourth quarter of 2011 versus the same prior year period.

Cash Flow

Cash flow provided from operations of $191.2 million for the year ended December 31, 2011 compared to cash flow of $107.4 million for 2010.  Cash used for working capital and other assets and liabilities of $91.6 million during 2011 was less than cash used of $109.9 million during 2010 on 14% organic sales growth in 2011.  During 2011, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) was 21.9%, as compared to 22.0% for the full year 2010.

Cash used in investing activities of $463.5 million in 2011 compared to $339.3 million in 2010.  In 2011, cash used in investing activities included cash used to purchase Tri-Star Electronics, net of cash acquired, of $284.4 million and cash used to purchase PDT, net of cash acquired, of $105.8 million.  In 2010, cash used to purchase Hawk, net of cash acquired, of $343.4 million was partially offset by proceeds from the sale of Johnson Truck Bodies and Trail King Industries.  Capital expenditures of $79.6 million during 2011 increased by $15.0 million, from expenditures of $64.6 million during 2010 on increased investment in growth opportunities. On January 2, 2012, the Company sold the non-roofing portion of the PDT business for $23 million.

Cash provided by financing activities of $256.4 million in 2011 compared to cash provided of $223.8 million in 2010.  During 2011, the Company utilized $288 million in net increased borrowings primarily to fund the acquisition of Tri-Star.  During 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the acquisition of Hawk.  During 2011, the Company increased its dividend for the 35th consecutive year.

Conference Call and Webcast

The Company will discuss fourth quarter 2011 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:          Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

			Twelve Months Ended
	Quarter Ended December 31,		December 31,
(Dollars in millions, except per share amounts)	2011	2010	2011	2010

Net sales	$789.6	$626.9	$3,224.5	$2,527.7

Cost and expenses:
Cost of goods sold	630.8	497.4	2,547.4	1,999.0
Selling and administrative expenses	98.8	95.8	376.6	310.5
Research and development expenses	7.3	6.4	28.7	23.2
Other (income) expense, net	—	0.5	(3.3)	(1.1)

Earnings before interest and income taxes	52.7	26.8	275.1	196.1

Interest expense, net	5.7	3.2	21.2	8.3
Earnings before income taxes from continuing operations	47.0	23.6	253.9	187.8

Income tax expense	7.5	1.7	72.0	57.2
Income from continuing operations	39.5	21.9	181.9	130.6

Discontinued operations
Income (loss) from discontinued operations	(1.2)	9.4	(2.5)	16.3
Income tax (benefit) expense	(0.3)	(0.9)	(0.9)	1.3
Income (loss) from discontinued operations	(0.9)	10.3	(1.6)	15.0
Net income	$38.6	$32.2	$180.3	$145.6

Basic earnings (loss) per share attributable to common shares
Income from continuing operations	$0.64	$0.35	$2.93	$2.12
Income (loss) from discontinued operations	(0.02)	0.16	(0.02)	0.24
Basic Earnings per share	$0.62	$0.51	$2.91	$2.36

Diluted earnings (loss) per share attributable to common shares
Income from continuing operations	$0.63	$0.35	$2.88	$2.10
Income (loss) from discontinued operations	(0.02)	0.16	(0.02)	0.24
Diluted earnings per share	$0.61	$0.51	$2.86	$2.34

Carlisle Companies Incorporated

Unaudited Segment Financial Data

	Quarter Ended		Increase		Twelve Months Ended		Increase
In millions,	December 31,		(Decrease)		December 31,		(Decrease)
except percentages	2011	2010	Amount	Percent	2011	2010	Amount	Percent
Net Sales
Carlisle Construction Materials	$378.5	$306.5	$72.0	23.5%	$1,484.0	$1,223.6	$260.4	21.3%
Carlisle Transportation Products	154.1	146.4	7.7	5.3%	732.1	684.8	47.3	6.9%
Carlisle Brake & Friction	116.2	51.4	64.8	126.1%	473.0	129.4	343.6	265.5%
Carlisle Interconnect Technologies	86.5	65.5	21.0	32.1%	299.6	251.1	48.5	19.3%
Carlisle FoodService Products	54.3	57.1	(2.8)	-4.9%	235.8	238.8	(3.0)	-1.3%
Total	$789.6	$626.9	$162.7	26.0%	$3,224.5	$2,527.7	$696.8	27.6%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$45.5	$34.4	$11.1	32%	$177.9	$159.2	$18.7	12%
Carlisle Transportation Products	(3.8)	0.3	(4.1)	NM	9.1	21.7	(12.6)	-58%
Carlisle Brake & Friction	15.4	(10.7)	26.1	244%	77.2	(0.9)	78.1	NM
Carlisle Interconnect Technologies	10.4	8.9	1.5	17%	41.9	30.9	11.0	36%
Carlisle FoodService Products	(2.1)	5.3	(7.4)	-140%	13.2	24.3	(11.1)	-46%
Corporate	(12.7)	(11.4)	(1.3)	-11%	(44.2)	(39.1)	(5.1)	-13%
Total	$52.7	$26.8	$25.9	97%	$275.1	$196.1	$79.0	40%

EBIT Margins
Carlisle Construction Materials	12.0%	11.2%			12.0%	13.0%
Carlisle Transportation Products	-2.5%	0.2%			1.2%	3.2%
Carlisle Brake & Friction	13.3%	-20.8%			16.3%	-0.7%
Carlisle Interconnect Technologies	12.0%	13.6%			14.0%	12.3%
Carlisle FoodService Products	-3.9%	9.3%			5.6%	10.2%
Corporate	-1.6%	-1.8%			-1.4%	-1.5%
Total	6.7%	4.3%			8.5%	7.8%

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in millions except share amounts)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$74.7	$89.4
Receivables, less allowance of $9.5 in 2011 and $9.7 in 2010	486.4	391.0
Inventories	539.0	430.5
Deferred income taxes	50.8	45.7
Prepaid expenses and other current assets	60.1	60.3
Current assets held for sale	2.6	—
Total current assets	1,213.6	1,016.9

Property, plant and equipment, net of accumulated depreciation
	560.3	533.4

Other assets:
Goodwill, net	850.2	667.1
Other intangible assets, net	479.2	297.9
Other long-term assets	19.0	12.6
Non-current assets held for sale	20.1	1.6
Total other assets	1,368.5	979.2

TOTAL ASSETS	$3,142.4	$2,529.5

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$158.1	$69.0
Accounts payable	260.8	195.4
Accrued expenses	178.3	174.9
Deferred revenue	16.3	17.1
Total current liabilities	613.5	456.4

Long-term liabilities:
Long-term debt	604.3	405.1
Deferred revenue	129.7	122.6
Other long-term liabilities	294.8	204.7
Total long-term liabilities	1,028.8	732.4

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 61,457,356 outstanding in 2011 and 61,024,932 outstanding in 2010	78.7	78.7
Additional paid-in capital	120.2	92.4
Cost of shares of treasury - 16,467,760 shares in 2011 and 17,011,676 shares in 2010	(219.9)	(221.6)
Accumulated other comprehensive loss	(45.0)	(38.1)
Retained earnings	1,566.1	1,429.3
Total shareholders’ equity	1,500.1	1,340.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,142.4	$2,529.5

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Years ended December 31,
(Dollars in millions)	2011	2010

Operating activities
Net income	$180.3	$145.6
Reconciliation of net income to cash flows from operating activities:
Depreciation	68.1	58.8
Amortization	19.9	13.1
Non-cash compensation	15.7	13.3
(Gain) loss on divestiture of property and equipment, net	1.8	(17.5)
Loss on writedown of assets	—	0.2
Tax benefits from stock-based compensation	(3.2)	(1.3)
Deferred taxes	1.8	7.5
Foreign exchange gain	(2.1)	(1.8)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Current and long-term receivables	(64.7)	(69.8)
Inventories	(75.8)	(56.3)
Accounts payable and accrued expenses	46.7	40.8
Income taxes	(6.7)	(24.3)
Long-term liabilities	8.9	(0.3)
Other operating activities	0.5	(0.6)
Net cash provided by operating activities	191.2	107.4

Investing activities
Capital expenditures	(79.6)	(64.6)
Acquisitions, net of cash	(392.9)	(343.4)
Proceeds from sale of property and equipment	3.5	9.1
Proceeds from sale of investments	5.3	—
Proceeds from sale of businesses	—	59.8
Other investing activities	0.2	(0.2)
Net cash used in investing activities	(463.5)	(339.3)

Financing activities
Net change in short-term borrowings and revolving credit lines	346.9	10.0
Proceeds from long-term debt	—	248.9
Debt issuance costs	(1.8)	(1.9)
Redemption of bonds	(59.0)	—
Dividends	(43.5)	(40.6)
Treasury shares and stock options, net	10.6	6.1
Tax benefits from stock-based compensation	3.2	1.3
Net cash provided by (used in) financing activities	256.4	223.8

Effect of exchange rate changes on cash	1.2	1.2
Change in cash and cash equivalents	(14.7)	(6.9)
Cash and cash equivalents
Beginning of period	89.4	96.3
End of period	$74.7	$89.4